Chef_Nick_Balla_of_Bar_Tartine_-_Roots.mp3
(10m 59s) 1 speaker (Nick)

Nick: It's difficult with this place to be able to communicate exactly what we do here. We don't really have a culture. We kind of focus on central Europe and there's some Asian influence, but really the menu makes sense because it's all processed here from local ingredients, versus being from a particular place in the world. I'm Nick Balla. I cook at Bar Tartine. I started cooking when I was in middle school, I suppose. Would always have friends over and I'd be the one throwing together 30 ingredient pasta, or something. We were in high school and we had a band and we wanted to be rock stars, but to pay the bills was washing dishes and then ended up line cook and soon after sous chef. It just clicked. I think it was one afternoon, I don't know why, I was like, "Yeah, I'm excited about this. I guess I'll go to culinary school. My mom's going to be happy I'm doing something." Japanese cooking became a deep curiosity for me when I was in culinary school because it's such a unique approach to cooking. It really focuses flavors in an intense way. I think it's some of the most intensely flavored food of any cuisine. I ended up traveling there a number of times staging at a restaurant, and then also working in a fishcake factory and worked for a day doing udon noodles and takamatsu. I finished culinary school in New York and decided to move to the Bay area because I was curious about the west coast. I'd never really spent a lot of time here. I was given the opportunity to open my first restaurant, I had my first chef job at this Japanese place, O Izakaya Lounge at the Hotel Kabuki. I was an untested chef and really had never run a Japanese restaurant either, so it was a big gamble. Went over great, we got good reviews. I really knew in my heart that I wanted to go work in neighborhood restaurants. I got together with a couple of partners and we opened in the Mission. I met Chad Robertson, he would come in for dinner a few times a week. We would talk about food and ideas, and he said, "Why don't you come take over at Bar Tartine?" I had in fact, at the time been planning to go and try and open a central European restaurant, because I'd been wanting to do that to explore more of my roots. I have Hungarian roots as well as about seven other things, but that's the one that I connect the most to. My father was curious about going back and exploring that side of our family and our heritage. He moved to Budapest in 1988. I ended up moving there with him while I was in high school; this was the early '90s. We lived with a Hungarian family. They would butcher a pig every few weeks and the grandmother would bring us fresh sausage a couple hours later. We really got to connect to real good quality Hungarian peasant food. It was terrifying taking over at Bar Tartine. It was already a beloved restaurant that was serving food that people liked and wanted. To come in and make this, whatever it is that we make, was a big risk. When I came on board Chris Kronner had just left, and he still makes these incredible burgers, and that was on the menu. We replaced the burger with goulash with bone marrow toast. Threw some people off, but at the end of the day the restaurant's doing really well. We're really busy and I think that people really get it and really appreciate it. Large percentage of the menu is vegetable-focused. It doesn't make any sense to have a meat-heavy menu when we have this incredible bounty here. We like sour, we like spice, we like bitter. We like a lot of strong forward flavors that, up until recently really weren't acceptable in this kind of echelon of restaurant. Although we're creating a lot of dishes that might seem more eastern European they always have some element of Japanese cooking. We started trying to interpret dishes like Hungarian goulash and realized that, starting with the base of kombu dashi would only add flavor to the stock in the end, so we would start simmering the beef with kombu dashi. It doesn't taste necessarily overly Japanese or you don't feel like you're in a Japanese restaurant, but there's this subtle flavor that you're trying to recognize, and it really makes sense. I've always wanted to try to make whatever I could in house. There's no real specific reason why. I think some of it must come from my mother. She's a bit of a hippie, and a lot of the food that we had growing up was raised locally. She was a gardener, she had an incredible garden. We didn't have a lot of packaged foods. I've been playing around with processing things in various restaurants for years, but working with Courtney here has really made it possible to take it to the extent that we have here. Courtney and I started dating right when I took over at Bar Tartine, and never planned to work together. There was one day, I believe, when we had received a whole goat and hundreds of pounds of vegetables to process, and it was completely impossible. She came and butchered the goat and never left. She was already processing a lot of the things herself before we met; she was way into this stuff. She's really talented and incredible at what she does. These things would never be possible without her here. When possible, we try to make everything we can here in house. We make a lot of things. We make ... Give me one second to think about it. There's a large dairy program. We make dairy kefir, which is a cultured milk product. We make buttermilk and cultured butter. We make yogurt. We make sour cream, fresh cheese, there's long aged cheese, blues, pepperjacks, feta, halloumi, and even a fermented cows milk cheese called Turo, a Hungarian specialty. For cure of meat items we get into cured salamis and hams, cured lardo or pork fat, dried beef. We even make bottarga from mullet roe that we get from my uncle in Florida. As far as pickles go, we have hundreds of different things constantly working. We make our own capers out of a lot of green seeds and buds. We'll brine ferment all kinds of pickles, doing kind of Jewish deli-style pickles. We'll have green tomatoes, cucumbers, sometimes apples; all kinds of different pickles. We make a lot of our spices in house. We dry peppers for paprika powder, green and red. We smoke peppers for chipotles. We make onion powder, garlic powder. We make an incredible paprika paste every year by pureeing basically hundreds and hundreds of pounds of fresh peppers and letting them ferment and drying them out; great paste to spread on bread. We make vinegars. There'll be citrus vinegars, cider vinegars from pear, from apple, quince vinegar. We make some traditional Japanese items. , which is kind of the base of Japanese cooking. In the summer we'll get flageolet beans or lima beans and make miso out of it. We try to make all the non-alcoholic beverages in house. We dry a lot of flowers for our tea program. There's a sparkling water kefir that's on draft; it's really tasty. We are constantly getting fruit when it's in season and making syrups for our soda bases. There's really no limit. We'll try to make as many products we possibly can. Some people think we're crazy for doing it, and maybe a little bit. I think a lot of it just kind of makes sense with the food, and at the end of the day the flavors can be better. I just don't think

Nick: we could go back and do it any other way now.